EXHIBIT 99.5

FOR IMMEDIATE RELEASE	For information contact: Paul R. Flanders Chief Financial Officer (315) 424-0513

CARROLS CORPORATION REPORTS THIRD QUARTER 2003 RESULTS

SYRACUSE, NEW YORK (November 13, 2003) – Carrols Corporation reported that revenues for the third quarter ended September 30, 2003 were $166.2 million compared to $167.6 million in 2002 and that it had net income of $1.2 million compared to net income of $3.2 million in the third quarter of last year. For the nine months ended September 30, 2003 revenues were $484.1 million compared to $498.8 million in 2002 and net income was $3.0 million compared to $9.2 million in the prior year.

The Company reported that EBITDA (earnings before interest, income taxes, depreciation and amortization) was $19.7 million for the third quarter of 2003 compared to $21.8 million in the prior year. For the nine months ended September 30, 2003, EBITDA was $56.1 million compared to $65.4 million in the first nine months of 2002.

Carrols reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased 4.8% to $75.0 million in the third quarter from $71.6 million in 2002, and that EBITDA was $10.5 million compared to $10.9 million in 2002. Sales from the Company’s Burger King restaurants were $91.2 million in the third quarter compared to $96.0 million in 2002, and EBITDA was $9.2 million compared to $10.9 million in the prior year.

Alan Vituli, Chairman and CEO of Carrols stated, “Results at our Burger King restaurants were disappointing as we experienced continued pressure on sales and customer traffic. Comparable unit sales at our Burger King restaurants declined 6.4% in the third quarter as the competitive environment remained difficult, particularly due to the solid performance achieved at McDonalds. In the third quarter, Burger King began its launch of new and differentiating products including a Chicken Caesar sandwich, and in September, a new line of fire-grilled chicken sandwiches. New products and effective advertising continue to be integral to the long-term repositioning of the brand, however thus far, have not had sufficient thrust to make meaningful improvements in sales trends.”

Sales for the Company’s Hispanic brands, however, continued to increase due to the effect of the 12 new restaurants that have been opened since the end of the third quarter of 2002 and due to the solid performance at Pollo Tropical, the Company’s Latin restaurant concept. In the third quarter, Pollo Tropical sales increased 8.1% to $27.6 million reflecting the opening of two new restaurants earlier this year combined with a 3.3% increase at our comparable units. Sales at Taco Cabana, Carrols’ quick-casual Mexican concept, increased 3.0% to $47.1 million in the quarter from $45.7 million in 2002 due to ten new Taco Cabana restaurants opened over the past year, offset in part by a 4.8% decline in comparable restaurant sales.

Vituli continued, “We are pleased with the recent performance at Pollo Tropical and the reversal of the negative sales trends that we’ve experienced in our Florida markets since the September 11, 2001 attacks. It appears that economic improvements in those markets, combined with a number of initiatives that we’ve undertaken with the brand, are reflected in these positive sales trends. In the third quarter, comparable unit sales increased 10.9% in Orlando and 2.3% in South Florida.”

“At Taco Cabana we continue to be encouraged by the performance of our new restaurants in our core markets although the cannibalizing effect on some existing units has been somewhat higher than we originally anticipated. In addition, our Taco Cabana comparable units continued to be negatively affected in the third quarter by competitive pressures. We have however, begun to see the results of our marketing and promotional strategy and are experiencing positive comparable unit sales trends thus far in the fourth quarter.”

Vituli added, “Although EBITDA from our Burger King restaurants declined year over year as a result of the sales declines, we continued to minimize the impact of this through reductions in labor and other discretionary expenses. EBITDA for our Hispanic brands reflected improved performance from Pollo Tropical as well as operational improvements that had a favorable impact on both food and labor costs. However, EBITDA for our Hispanic brands declined somewhat on an overall basis due to the comparable unit sales decrease at Taco Cabana, a significant increase in utility costs and approximately $800,000 of non-recurring charges including the cost to terminate an unfavorable Taco Cabana lease and severance costs related to management changes at Pollo Tropical.”

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 532 restaurants in 16 states as of September 30, 2003. It’s the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 121 Taco Cabana restaurants in Texas and Oklahoma, and franchises nine Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in South and Central Florida, and franchises 24 Pollo Tropical restaurants in Puerto Rico (19 units), Ecuador and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

This release will be followed by an investor conference call on Friday November 14, 2003 at 2:00 p.m. EST. To participate in the conference call, please dial (888) 243-0813 at least 10 minutes before the call (or 703-925-2400 for international callers). A replay of the conference call will be available through November 21, 2003, by dialing (888) 266-2081 (or 703-925-2533 for international callers). The Access Code is 859249 for the replay.

Carrols Corporation

(unaudited)

(dollars in thousands)	Thirteen Weeks Ended September 30,		Thirty-Nine Weeks Ended September 30,
	2003	2002	2003	2002
Revenues:
Burger King restaurants	$91,153	$95,986	$266,878	$288,778
Pollo Tropical restaurants	27,621	25,555	80,898	75,446
Taco Cabana restaurants	47,062	45,655	135,225	133,434
Franchise royalty income and fees	359	384	1,055	1,102

Total revenues	166,195	167,580	484,056	498,760

Cost of sales	47,304	46,571	135,123	138,829
Restaurant wages and related expenses	49,400	50,119	146,224	148,351
Other restaurant operating expenses	39,537	40,167	118,211	117,993
General and administrative	10,236	8,921	28,448	28,204
Depreciation and amortization	11,298	9,980	31,531	29,776

Total operating expenses	157,775	155,758	459,537	463,153

Income from operations	8,420	11,822	24,519	35,607

Interest expense	6,257	6,839	19,249	20,822

Income before income taxes	2,163	4,983	5,270	14,785

Provision for income taxes	976	1,793	2,297	5,554

Net income	$1,187	$3,190	$2,973	$9,231

EBITDA (1) by Operating Segment:
Burger King	$9,205	$10,855	$25,123	$31,402
Pollo Tropical	4,818	4,682	14,493	15,292
Taco Cabana	5,695	6,265	16,434	18,689

Total	$19,718	$21,802	$56,050	$65,383

Total long-term debt at end of quarter (2)			$317,659	$361,616

(1)	Earnings before interest, income taxes, depreciation and amortization.
(2)	Outstanding debt at September 30, 2003 includes $170.0 million of subordinated notes due 2008, $145.7 million outstanding under the Company’s senior credit facility and $2.0 million related to capital leases and other long-term debt.

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator for measuring the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of EBITDA to net income is as follows:

	Thirteen Weeks Ended September 30,		Thirty-Nine Weeks Ended September 30,
	2003	2002	2003	2002
EBITDA	$19,718	$21,802	$56,050	$65,383
Less: Depreciation and amortization expense	11,298	9,980	31,531	29,776
Interest expense	6,257	6,839	19,249	20,822
Provision for income taxes	976	1,793	2,297	5,554

Net income	$1,187	$3,190	$2,973	$9,231

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